Exhibit 99.1

For further information:

Jude Beres

Chief Financial Officer

JBeres@UniversalLogistics.com

Universal Logistics Holdings, Inc. Reports Third Quarter 2017 Financial Results

Warren, MI – October 26, 2017 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported a third quarter 2017 net loss of $3.3 million, or $(0.12) per basic and diluted share, on total operating revenues of $313.0 million.  Included in the reported loss was $17.4 million of pre-tax charges, or approximately $0.38 per share, for on-going litigation. This compares to net income of $5.0 million, or $0.18 per basic and diluted share, during third quarter 2016 on total operating revenues of $271.5 million.

Operating revenues from truckload services increased $10.7 million, or 14.8% to $82.8 million, compared to $72.1 million for the same period last year. Included in truckload revenues in the third quarter 2017 were $7.1 million of separately-identified fuel surcharges compared to $6.0 million during the same period last year.  During the quarter, Universal’s average operating revenue per load, excluding fuel surcharges, increased 10.9% primarily due to increases in revenue per mile and in length of haul.  This increase was partially offset by a 1.6% decrease in the number of loads hauled.  During the third quarter 2017, Universal hauled 78,965 loads compared to 80,224 during the same period last year.

Revenues from brokerage services in the third quarter 2017 increased $15.3 million, or 26.4% to $73.3 million compared to $58.0 million one year earlier. The growth is due to increases in both the average operating revenue per load and in the number of loads hauled.  Universal’s average operating revenue per load, excluding fuel surcharges, increased 10.7% to $1,392 per load, up from $1,257 per load a year earlier.  The number of brokerage loads increased 14.4% in the third quarter 2017 to 48,870 compared to 42,717 during the same period last year.

Intermodal services revenues increased $2.7 million to $39.1 million in the third quarter of 2017, up from $36.4 million during the same period last year.  During the quarter ended September 30, 2017, Universal moved 87,342 intermodal loads compared to 85,033 during the same period last year.  Included in intermodal revenues in the third quarter 2017 were also $3.9 million in separately-identified fuel surcharges compared to $3.5 million during the same period last year.  Overall, intermodal services grew by 7.4% compared to the third quarter 2016.

Operating revenues from dedicated services in the third quarter 2017 decreased $3.1 million to $22.1 million compared to $25.2 million one year earlier. The decrease was primarily due to a decrease in the number of loads hauled.   During the quarter ended September 30, 2017, Universal moved 44,069 dedicated loads compared to 54,840 one year earlier.  This decrease was partially offset by an increase in average revenue per load, primarily from an increase in the average length of haul.  Included in dedicated revenues in the quarter ended September 30, 2017 were also $2.9 million in separately-identified fuel surcharges compared to $3.2 million during the same period last year.

Value-added services revenues increased $15.9 million, or 19.9% to $95.7 million in the third quarter of 2017, compared to $79.8 million in the same period last year.  Revenues in our heavy-truck operations improved 34.9% on a year-over-year basis, and significant operations in support of passenger vehicle programs continues to drive top-line results.

During the third quarter 2017, Universal reported an operating loss of $3.5 million, which included the $17.4 million in accruals made for on-going litigation.  This compares to income from operations of $10.0 million in third quarter 2016.  Accruals for legal matters are attributable to Universal’s transportation segment.  As a result, this segment, which is primarily comprised of truckload, brokerage and intermodal services operations, reported an operating loss of $7.6 million in the third quarter 2017.  This compares to operating income of $4.6 million during the same period last year.  In the third quarter 2017, Universal’s logistics segment, which includes value-added and dedicated services, reported income from operations of $4.7 million.  This compares to $5.4 million in third quarter 2016.

EBITDA, including charges for litigation of $17.4 million, decreased $10.3 million to $9.0 million during the third quarter of 2017 compared to $19.3 million in the same period last year.  The decrease is also attributable to accruals made for legal matters.  As a percentage of total operating revenues, operating income and EBITDA margins for the third quarter 2017 were (1.1%) and 2.9%, respectively.  These metrics compare to 3.7% and 7.1%, respectively, in third quarter 2016.

“I am extremely proud of our results this quarter,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “Despite some unfavorable developments in a personal injury lawsuit, our operating folks are doing a great job.  We exceeded even our own expectations on revenues and results.  The outlook across almost all of our end markets is strong, particularly in support of North American Class 8 production.  With tightening capacity fueling our transportation growth, and improving results in our logistics group, I am confident we are well positioned for the remainder of 2017 and beyond.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of September 30, 2017, Universal held cash and cash equivalents totaling $2.9 million, and $14.6 million in marketable securities.  Outstanding debt at the end of the third quarter 2017 was $244.9 million and capital expenditures totaled $13.4 million during the period.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock.  The dividend is payable to shareholders of record at the close of business on November 6, 2017 and is expected to be paid on November 16, 2017.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.  During the call, Jeff Rogers, Chief Executive Officer,  Jude Beres, Chief Financial Officer, and Steven Fitzpatrick, Vice President of Finance and Investor Relations, will discuss Universal’s third quarter 2017 financial performance, the demand outlook in our key markets and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM ET
Date:	Friday, October 27, 2017
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	92392088

A replay of the conference call will be available beginning two hours after the call through November 23, 2017, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 92392088. The call will also be available on investors.universallogistics.com.

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Operating revenues:
Truckload services	$82,812	$72,127	$231,046	$215,775
Brokerage services	73,285	58,003	195,988	164,239
Intermodal services	39,057	36,366	113,713	108,040
Dedicated services	22,135	25,200	71,406	71,336
Value-added services	95,712	79,797	290,489	249,310
Total operating revenues	313,001	271,493	902,642	808,700
Operating expenses:
Purchased transportation and equipment rent	153,277	131,832	427,104	385,509
Direct personnel and related benefits	77,570	66,091	234,352	196,509
Operating supplies and expenses	28,306	25,725	88,757	75,810
Commission expense	8,503	8,217	24,284	24,668
Occupancy expense	7,504	8,075	23,001	23,772
General and administrative	8,968	7,501	23,421	21,337
Insurance and claims	20,562	4,949	35,958	13,607
Depreciation and amortization	11,795	9,076	33,663	26,757
Total operating expenses	316,485	261,466	890,540	767,969
(Loss) income from operations	(3,484)	10,027	12,102	40,731
Interest expense, net	(2,508)	(2,078)	(7,225)	(6,156)
Other non-operating income	721	170	1,253	420
(Loss) income before provision for income taxes	(5,271)	8,119	6,130	34,995
Provision for income taxes	(1,966)	3,122	2,378	13,474
Net (loss) income	$(3,305)	$4,997	$3,752	$21,521
Earnings per common share:
Basic	$(0.12)	$0.18	$0.13	$0.76
Diluted	$(0.12)	$0.18	$0.13	$0.76
Weighted average number of common shares outstanding:
Basic	28,441	28,413	28,440	28,410
Diluted	28,444	28,413	28,440	28,410
Dividends declared per common share:	$0.07	$0.07	$0.21	$0.21

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$2,897	$1,755
Marketable securities	14,648	14,359
Accounts receivable - net	170,182	144,712
Other current assets	40,405	46,625
Total current assets	228,132	207,451
Property and equipment - net	263,441	246,277
Other long-term assets - net	112,282	116,729
Total assets	$603,855	$570,457

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$167,680	$110,061
Debt - net	243,540	261,267
Other long-term liabilities	46,327	51,397
Total liabilities	457,547	422,725
Total shareholders' equity	146,308	147,732
Total liabilities and shareholders' equity	$603,855	$570,457

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Truckload Services:
Number of loads	78,965	80,224	239,220	242,899
Average operating revenue per load, excluding fuel surcharges	$898	$810	$858	$801
Average operating revenue per mile, excluding fuel surcharges	$2.54	$2.30	$2.46	$2.34
Average length of haul	354	352	349	342
Average number of tractors	1,965	1,973	1,951	1,994

Brokerage Services:
Number of loads (a)	48,870	42,717	139,996	122,207
Average operating revenue per load (a)	$1,392	$1,257	$1,315	$1,227
Average length of haul (a)	527	584	556	580
Number of active carriers	39,537	29,275	39,537	29,275

Intermodal Services:
Number of loads	87,342	85,033	258,847	251,082
Average operating revenue per load, excluding fuel surcharges	$402	$388	$392	$390
Average number of tractors	929	890	910	903
Number of depots	12	11	12	11

Dedicated Services:
Number of loads	44,069	54,840	148,375	152,484
Average operating revenue per load, excluding fuel surcharges	$407	$382	$396	$390
Average operating revenue per mile, excluding fuel surcharges	$1.96	$2.04	$1.96	$1.97
Average length of haul	208	187	202	198
Average number of tractors	813	732	785	730

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Value-added Services
Average number of direct employees	3,944	3,829	$4,217	$4,045
Average number of full-time equivalents	1,970	1,533	1,767	1,503
Number of active programs	51	47	51	47

Operating Revenues by Segment:
Transportation	$199,013	$169,655	$552,442	$496,488
Logistics	113,667	101,110	349,252	310,896
Other	321	728	948	1,316
Total	$313,001	$271,493	$902,642	$808,700

Income from Operations by Segment:
Transportation	$(7,641)	$4,577	$7,208	$17,384
Logistics	4,692	5,360	6,359	24,517
Other	(535)	90	(1,465)	(1,170)
Total	$(3,484)	$10,027	$12,102	$40,731

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
	( in thousands)		( in thousands)
EBITDA
Net (loss) income	$(3,305)	$4,997	$3,752	$21,521
Provision for income taxes	(1,966)	3,122	2,378	13,474
Interest expense, net	2,508	2,078	7,225	6,156
Depreciation and amortization	11,795	9,076	33,663	26,757
EBITDA	$9,032	$19,273	$47,018	$67,908

EBITDA margin (a)	2.9%	7.1%	5.2%	8.4%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.